Exhibit 10.15

OTIS SPUNKMEYER, INC.
c/o Code Hennessy & Simmons IV LP
10 South Wacker Drive, Suite 3175
Chicago, Illinois 60606

August 20, 2002

Ahmad Hamade
6051 Harwood Street
Oakland, Ca 94618

  Re:
  Employment Agreement between you and Otis Spunkmeyer, Inc. (the "Company"), dated November 20, 1998 (the "Employment Agreement")

Dear Ahmad,

        Reference is hereby made to that certain Agreement and Plan of Merger by and among the Company, Otis Spunkmeyer Merger Sub, Inc., Otis Spunkmeyer, Inc., the stockholders and holders of options of the Corporation listed on Schedule I attached thereto, and Atlantic Equity Partners International II, L.P., dated June 27, 2002 (the "Merger Agreement"). In consideration of the terms and conditions contained in this letter agreement and the Merger Agreement as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you agree to the following amendments to the Employment Agreement:

  1.
  The Employment Agreement hereby is amended so that the "Employment Period" definition included in paragraph one is replaced with the following sentence: "'Employment Period' means the initial term which is the four year period from the Closing Date (as defined in the Merger Agreement) and any extensions of such period as provided in this Agreement."

  2.
  The Employment Agreement hereby is amended so that the "Stock Documentation" definition included in paragraph one is replaced with the following sentence: "'Stock Documentation' means the Executive Securities Agreement, 2002 Rollover Option Plan and underlying agreements, 2002 Stock Option Plan and underlying Stock Option Agreement, the Stockholders Agreement and the Registration Agreement."

  3.
  Paragraph three of the Employment Agreement provides for an initial term of employment of five years from the date of the Employment Agreement. Upon your execution of this letter agreement in the space provided below, you hereby agree that the Employment Agreement be, and hereby is, amended so that the first sentence of paragraph three is replaced with the following sentence: "The term of this Agreement shall be four years from the Closing Date (as defined in the Merger Agreement) unless extended pursuant to this paragraph three."

  4.
  The Employment Agreement hereby is amended so that the first sentence of paragraph 4.1 is replaced with the following sentence: "As base salary the Company shall pay Employee $134,000 per year ("Base Salary"), payable in accordance with the Company's normal payroll practices."

  5.
  Schedule 4.2 of the Employment Agreement hereby is amended so that it is replaced with the Schedule 4.2 attached to this letter agreement.

  6.
  This letter agreement shall be valid only upon the happening of the Closing (as defined in the Merger Agreement) and the consummation of the transactions contemplated in the Merger Agreement. If such transactions, and the subsequent Closing does not occur, the rights and obligations under the Employment Agreement of the Company and you shall remain in full force and effect without modification or amendment pursuant to this letter.

  7.
  Except as expressly amended and modified by this letter agreement, the Employment Agreement shall continue and remain in full force and effect in accordance with its terms. This letter agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument, and may be amended only with the written consent of you, the Corporation and Code Hennessy & Simmons IV LP.

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        If the foregoing is acceptable to you, please sign and return a copy of this letter agreement, whereupon it will constitute a binding amendment to the Employment Agreement.

Sincerely,
OTIS SPUNKMEYER, INC.
	By:	/s/ JOHN SCHIAVO
	Name:	John Schiavo
	Its:	President/CEO
Agreed and accepted this day of August, 2002
/s/ AHMAD HAMADE Ahmad Hamade